Exhibit 10.18

Certain information has been omitted from the exhibit because it is both (i) not material and (ii) of the type that the registrant customarily and actually treats as private or confidential. The omissions have been indicated by (“[***]”).

Dated 10 June 2020

SUPPLY OF TECHNICAL SERVICES AGREEMENT

between

LIFEZONE LIMITED

and

KELLTECHNOLOGY SOUTH AFRICA (RF) PROPRIETARY LIMITED

Contents

Clause
1.	Interpretation	2
2.	Recordal of Termination of Original Agreement	5
3.	Condition Precedent	5
4.	Commencement and duration	5
5.	Lifezone’s obligations	6
6.	Internal Services	6
7.	External Services	6
8.	KTSA’s obligations	7
9.	Charges and payment	8
10.	Quality of services	9
11.	Intellectual Property	10
12.	Confidentiality	10
13.	Limitation of liability	10
14.	Termination	11
15.	Force majeure	12
16.	General	12
17.	Rights of third parties	13
18.	Notices	13
19.	Dispute resolution	14
20.	Governing law and jurisdiction	15

(i)

THIS AGREEMENT is dated on 10 June 2020

Parties

(1)	LIFEZONE LIMITED incorporated and registered in Mauritius with company number 081243 C2 GBL whose registered office is at 4th Floor, Ebene Skies, Rue de L’Institut, Ebene, Mauritius (Lifezone); and

(2)	KELLTECHNOLOGY SOUTH AFRICA (RF) PROPRIETARY LIMITED,

(3)	(Registration No. 2008/026628/07), a private limited liability company incorporated in accordance with the laws of South Africa, whose registered office is at 6 Ecofusion Block B, 324 Witch-Hazel Avenue, Highveld Park Extension 59, Gauteng, South Africa (KTSA).

Recitals

(A)	Lifezone has granted KellTech Limited (Company No. 084564 C1/GBL) (“KellTech”) an exclusive licence to use intellectual property relating to Kelltechnology in SADC (the “KellTech Licence”).

(B)	KellTech has granted to KTSA an exclusive licence to use the Kelltechnology in the Licensed Territory and the right to sublicense same on a non-exclusive basis in the Licensed Territory on the basis that such sub-licensees do not have the right to further sub-license the intellectual property (the “KTSA License”).

(C)	The Parties have agreed that Lifezone will provide technology support services in relation to Kelltechnology to KTSA and the KTSA Group in SADC on the terms set out in this Agreement.

(D)	Lifezone will procure that Keith Liddell, [***], and any other Lifezone Appointee will be the Lifezone personnel responsible for delivering the Services on behalf of Lifezone under this Agreement.

Agreed terms

1.	Interpretation

1.1	Terms defined in the KellTech Licence and not defined herein have the same meaning when used in this Agreement, notwithstanding that such defined terms have not been defined in this Agreement.

1.2	The definitions and rules of interpretation in this clause apply in this Agreement.

(a)	Agreement means this agreement, together with the schedule thereto;

(b)	Control means in relation to an Entity the ability of a person (the “Controller”‘), directly or indirectly, to ensure that the activities and business of an Entity (the “Controlled Entity”) are conducted in accordance with the wishes of the Controller, and the Controller shall be deemed to so control the Controlled Entity if the Controller owns, directly or indirectly, the majority of the issued share capital, members interest or equivalent equity and/or holds, directly or indirectly, the majority of the voting rights in the Controlled Entity or the Controller has the right to receive the majority of the income of that Controlled Entity on any distribution by it of all of its income or the majority of its assets on a winding up and in respect of a Controlled Entity that is a trust, “Control” means the ability of the Controller to control the majority of the votes of the trustees or to appoint the majority of the trustees or to appoint or change the majority of the beneficiaries, or such trust operates primarily for the benefit of such person and “Controlling” and “Controlled” shall be construed accordingly;

(c)	Deed of Undertaking means a deed of undertaking in the same form and substance as the deed of undertaking attached hereto as Schedule 1;

(d)	Effective Date means 1 January 2020;

(e)	Entity means any association, business, close corporation, company, concern, enterprise, firm, fund, partnership, person, trust, undertaking, voluntary association or other similar entity whether corporate or unincorporated;

(f)	External Services means the Services to be provided by Lifezone to KTSA as set out in Clause 7;

(g)	External Services Proposal means a proposal to a third party made by KTSA as set out in Clause 7;

(h)	External Services Fee has the meaning set out in clause 9.2;

(i)	Fee means collectively, the Retainer Fee and the External Services Fee (if applicable);

(j)	Governmental Entity means any national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof), or any governmental department, or any agency, regulator, court, entity, commission, board, ministry, bureau, locality or authority of any of the foregoing, or any quasi-governmental or private body exercising any binding regulatory or other governmental or quasi-governmental authority or function in South Africa;

(k)	Initial Period has the meaning set out in clause 4.2;

(l)	Internal Services means the Services to be provided by Lifezone to KTSA as set out in Clause 6;

(m)	KTSA Board means the board of directors of KTSA

(n)	KTSA Group means KTSA and any company in which KTSA (a) owns directly or indirectly a majority of the issued share capital and/or (b) holds directly or indirectly a majority of the voting rights (c) is entitled to receive the majority of any distribution (d) is entitled to receive the majority of its assets on a winding up and/or (e) any holding company which directly or indirectly Controls KTSA;

(o)	KellTech Licence has the meaning set out in the recitals;

(p)	KellTech Shareholders Agreement means the written shareholders agreement entered into between Lifezone, SPM, Orkid, KellTech and Liddell (as modified, novated, amended or supplemented from time to time);

(q)	Kelltechnology means the hydrometallurgical process developed by Liddell for the extraction of PGMs that requires significantly less electrical energy than the current conventional matte smelting process;

(r)	KTSA License has the meaning set out in the recitals;

(s)	Law means any South African law (including all statutes and subordinated legislation), constitution, treaty, regulation, rule, ordinance, bylaws, principle of common law, order or decree of any Governmental Entity (including any judicial or administrative interpretation thereof) in force from time to time;

(t)	Libor means the London interbank offered rate administered by the British Bankers Association (or any other person which takes over the administration of that rate) for US dollars for three months displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate);

(u)	Licensed Territory has the meaning ascribed thereto in the KTSA Licence (as modified, novated, amended or supplemented from time to time);

(v)	Lifezone Appointee has the meaning set out in clause 6.1;

(w)	Lifezone Expenses has the meaning set out in Clause 9.8;

(x)	Orkid means Orkid S.a r.l., Registration No. B 167 777, a limited liability private company duly incorporated in Luxembourg;

(y)	Parties means KTSA and Lifezone and “Party” means any one of them as the context requires;

(z)	Retainer Fee has the meaning set out in clause 9.1;

(aa)	SADC means the Southern African Development Community excluding Mauritius, comprising Angola, Botswana, the Democratic Republic of Congo, Lesotho, Malawi, Madagascar, Mozambique, Namibia, Seychelles, South Africa, Swaziland, Tanzania, Zambia and Zimbabwe;

(bb)	Services means the technology support services to be provided by Lifezone to the KTSA Group in the Licensed Territory under this Agreement in order to ensure that KTSA is able to maximise, for its own benefit, the exploitation of the Kelltechnology licensed by KellTech to it under the KTSA Licence, including, without limitation:

(i)	assisting in the marketing of Kelltechnology to producers of PGMs;

(ii)	assisting with test work and managing studies in the implementation of Kelltechnology;

(iii)	engineering development, plant design and research and development in relation to Kelltechnology;

(iv)	management and administration of KTSA and any member of the KTSA Group;

(v)	effectively transferring knowledge and know-how in respect of Kelltechnology and any Intellectual Property and/or improvements thereto to KTSA, any member of the KTSA Group and/or any person or Entity to whom KTSA sub-licenses any rights granted to it under the KTSA Licence,

(vi)	together with any other ancillary services which KTSA may, acting reasonably, request Lifezone to provide to it, any member of the KTSA Group and/or any person or Entity to whom KTSA sublicenses any of the rights granted to it under the KTSA Licence and which ancillary services Lifezone acting reasonably agrees to provide; and

(vii)	External Services, if applicable;

(cc)	South Africa means the Republic of South Africa;

(dd)	SPM means Sedibelo Platinum Nines Limited, registration number 5440, a company incorporated in Guernsey having its registered address at 11 New Street, St Peter Port, Guernsey, GY1 2PF.

1.3	Clause, schedule and paragraph headings are for reference purposes and convenience only and shall not affect the interpretation of this Agreement.

1.4	If any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision in the body of the Agreement.

1.5	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.6	The schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the schedules.

1.7	Terms defined in this Agreement shall bear the same meanings in schedules to this Agreement to the extent to which they do not themselves contain their own definitions.

1.8	Words in the singular shall include the plural and vice versa.

1.9	The rule of construction that a contract should be interpreted against the Party responsible for drafting or preparation of the contract, shall not apply to this Agreement. A reference to writing or written includes faxes but not e-mail.

1.10	Where the words include(s), including or in particular are used in this Agreement, they are deemed to have the words without limitation following them. Where the context permits, the words other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.11	Any obligation in this Agreement on a person not to do something includes an obligation not to agree, allow, permit or acquiesce in that thing being done.

1.12	References to clauses and schedules are to the clauses and schedules of this Agreement.

1.13	Any reference in this Agreement to any other agreement or document shall be construed as reference to such agreement or document as same may have been, or may from time to time be, amended, varied, novated or supplemented.

2.	Recordal of Termination of Original Agreement

2.1	On or about 16 April 2014, Lifezone, Orkid and KellTech signed the supply of technical services agreement (the “Original Agreement”).

2.2	The Parties hereby record and acknowledge that the Original Agreement was terminated on 31 December 2018 and from such date until the Effective Date, Lifezone has continued to provide the Services to KellTech. Accordingly, from the Effective Date, this Agreement shall exclusively govern the relations of the Parties in respect of the supply of the Services by Lifezone to KTSA

3.	Condition Precedent

3.1	The whole of this Agreement, other than the provisions of this clause, clause 1 (Interpretation) and clauses 12 (Confidentiality) to 20 (Governing law and jurisdiction), which shall be of immediate force and effect on the date hereof, is subject to the fulfilment of the following suspensive condition by no later than 30 June 2020 Keith Liddell has entered into a Deed of Undertaking.

3.2	The Parties undertake in favour of one another to, forthwith after the date hereof, use their respective reasonable endeavours and co-operate in good faith to procure the fulfilment of the suspensive condition, to the extent that it is within their power to do so, as expeditiously as reasonably possible.

3.3	The suspensive condition in 3.1 has been inserted for the benefit of KTSA who will be entitled to waive fulfilment of same by written agreement prior to the expiry of the relevant time period set out in clause 3.1 (or extended in accordance with clause 3.4).

3.4	Unless the suspensive condition has been fulfilled or waived by not later than the date for fulfilment thereof set out in clause 3.1 (or such later date or dates as may be agreed in writing between the Parties), the provisions of this Agreement, save for this clause, clause 1 and clauses 12 (Confidentiality) to 20 (Governing law and jurisdiction), which will remain of full force and effect, will never become of any force or effect and none of the Parties will have any claim against the other Party in terms hereof or arising from the failure of the suspensive condition, save for any claims arising from a breach of clause 3.2, as well as any breach of any of the provisions of this Agreement which became effective on the date hereof.

4.	Commencement and duration

4.1	Lifezone shall provide the Services to KTSA and the KTSA Group on the terms and conditions of this Agreement from the Effective Date.

4.2	Lifezone shall provide the Services for a period of three years commencing on the Effective Date and terminating on the 3rd anniversary of the Effective Date (the “Initial Period”), and after that, shall continue to provide the Services unless this Agreement:

(a)	is terminated by either Party by giving the other not less than six months’ notice, such notice not to expire before the expiry of the Initial Period; or

(b)	is terminated in accordance with clause 14.

5.	Lifezone’s obligations

5.1	Lifezone shall:

(a)	provide such Services to KTSA, other members of the KTSA Group and/or any person or Entity to whom KTSA sublicenses any of the rights granted to it under the KTSA Licence in the Licensed Territory as KTSA may request, and which Entity, Lifezone acting reasonably consents to;

(b)	obtain and maintain all necessary licences and consents and comply with all relevant legislation in relation to the Services;

(c)	observe all health and safety rules and regulations and any other reasonable security requirements that apply at any of the KTSA Group premises and that have been communicated to it under clause 5.1(d) provided that it shall not be liable under this Agreement if, as a result of such observation, it is in breach of any of its obligations under this Agreement;

(d)	notify KTSA in writing as soon as it becomes aware of any health and safety hazards or issues which arise: (i) in relation to the Services; and/or (ii) at any premises of any member of the KTSA Group;

(e)	co-operate with KTSA in all matters relating to the Services; and

(f)	generally, do all such things necessary and incidental to the provision of the Services as may be required by any member of the KTSA Group, acting reasonably.

6.	Internal Services

6.1	The Internal Services are Services which will specifically be provided to KTSA and will be provided by suitably qualified, skilled and experienced employees and consultants nominated by Lifezone and approved in writing by KTSA acting reasonably (each a Lifezone Appointee). The Lifezone Appointees will be:

(a)	Keith Liddell;

(b)	[***]; and

(c)	any other suitably qualified, skilled and experienced employees and consultants nominated by Lifezone and approved in writing by KTSA acting reasonably (each a “Lifezone Consultant”).

6.2	Lifezone will procure that Keith Liddell and [***] will remain Lifezone Appointees until such time as: (a) KTSA notifies Lifezone, in writing, that either and/or both of them are no longer required to be a Lifezone Appointee (which notification KTSA shall be entitled to furnish at any time); or (b) this Agreement is terminated.

6.3	Lifezone will assist KTSA in preparation of proposals to third parties and associated budgets for the provision of External Services by KTSA to third parties (“External Services Proposal”) and such assistance is deemed Internal Services.

7.	External Services

7.1	In certain circumstances KTSA will render services directly to third parties and it will subcontract some of these services (which services will largely be akin to the Services) to Lifezone (“External Services”).

7.2	The External Services will be provided to KTSA by Lifezone Appointees.

7.3	An External Services Proposal made by KTSA to a third party will include Lifezone’s estimate of hours to be expended by Lifezone Appointees to provide the External Services on behalf of KTSA and related Lifezone Expenses for provision of Lifezone’s External Services and are deemed to be approved by KTSA on submission of the External Services Proposal by KTSA to the third party. Prior to an External Service Proposal being made by KTSA to a third party, Lifezone shall include in its proposal to KTSA provision for all Lifezone Expenses in order for the Lifezone Expense contemplated in all External Services Proposals made by KTSA to be reimbursed by the third party to KTSA, who shall thereafter reimburse Lifezone in accordance with Clause 9.5.

8.	KTSA’s obligations

8.1	KTSA shall:

(a)	co-operate with Lifezone in all matters relating to the Services and do such things as may be reasonably necessary to enable Lifezone to deliver the Services;

(b)	provide Lifezone, its agents, subcontractors, consultants and employees, in a timely manner and at no charge, reasonable access to the KTSA Group’s premises, office accommodation, data and other facilities to the extent necessary for the performance of Services, provided that KTSA reserves the right to (acting reasonably) refuse any Lifezone Appointees access to the KTSA Group’s premises at any time;

(c)	provide, in a timely manner, such information as Lifezone may reasonably require for the provision of the Services;

(d)	obtain and maintain all necessary licences and consents and comply with all relevant legislation in relation to its operations;

(e)	be responsible (at its own cost) for preparing and maintaining the relevant premises for the supply of the Services, including identifying, monitoring, removing and disposing of any hazardous materials from any of its premises in accordance with all applicable laws, before and during the supply of the Services at those premises;

(f)	inform Lifezone of all health and safety rules and regulations and any other reasonable security requirements that apply at any of the KTSA Group’s premises;

(g)	ensure that all equipment, systems or facilities of the KTSA Group and used directly or indirectly in the supply of the Services is in good working order and suitable for the purposes for which it is used in relation to the Services and conforms to all applicable standards and requirements in SADC; and

(h)	make payment against Lifezone’s invoices for Fees in accordance with clauses 9.4, 9.5, 9.6 and 9.7, and Lifezone Expenses in accordance with clause 9.8.

8.2	If Lifezone’s performance of its obligations under this Agreement is prevented or delayed by any act or omission of KTSA, its agents, subcontractors, consultants or employees, Lifezone shall not be liable for any costs, charges or losses sustained or incurred by KTSA that arise directly or indirectly from such prevention or delay, provided that Lifezone shall only be relieved from performing and/or delaying its obligations under this Agreement to the extent that the aforesaid act or omission restricts or precludes the performance of the Services and Lifezone has, promptly after the actual or potential non-compliance has come to its attention, notified KTSA thereof in writing.

9.	Charges and payment

9.1	Internal Services Fees

For the period of twelve months commencing on the Effective Date and terminating on the first anniversary of the Effective Date, in consideration of the provision of the Internal Services by Lifezone, KTSA shall pay Lifezone a fixed fee of US$[***] per calendar month (exclusive of VAT, if applicable) (“Retainer Fee”) in respect of the Services rendered by Lifezone contemplated in clause 6.1. For the avoidance of doubt, KTSA shall only ever be liable to Lifezone in any calendar month for an amount of US$[***] (exclusive of VAT, if applicable) plus any amount payable for the External Services as contemplated in clause 9.2. Notwithstanding the aforesaid, by no later than 2 weeks prior to the commencement of a quarter, the Parties shall meet to discuss the potential impact of COVID-19 on SPM’s mining operations. At such meeting, the Parties shall use their commercially reasonable endeavours to agree on an appropriate amendment (if any) to the Retainer Fee which shall be applicable for the following quarter. Should the Parties fail to reach agreement prior to the commencement of the following quarter (or such later date as agreed between the Parties in writing), then for the duration of the following quarter:

(a)	Lifezone will not be obliged to provide the Services to KTSA;

(b)	KTSA will not be obliged to pay Lifezone any amounts under this Agreement other than amounts which became due, owing and payable under this Agreement prior to the commencement of such quarter; and neither Party shall be liable for a failure to perform any of its obligations under this Agreement.

9.2	External Services Fees

(a)	In relation to such External Services rendered by the following persons, KTSA will pay to Lifezone (unless otherwise agreed between the Parties in writing) the hourly rates charged by KTSA to the external party; the External Services hourly rates being at least:

(i)	Keith Liddell - US$[***] per hour;

(ii)	[***] - US$[***] per hour; and

(iii)	Lifezone Consultants - US$[***] per hour.

(b)	Prior to KTSA submitting any External Services Proposal to a third party, KTSA shall agree with Lifezone the External Services Fees.

(c)	KTSA will submit any External Services Proposal on the basis that KTSA will recover from any third party an amount which is equal to or greater than Lifezone’s estimate of External Services Fees as a result of the estimated hours to be expended by Lifezone Appointees to provide the External Services and, for the avoidance of doubt, to the extent that there are profits made by KTSA which are in excess of the External Services Fees, then although there would be no additional fees payable by KTSA to Lifezone under this Agreement.

9.3	On each anniversary of the Effective Date, the Retainer Fee and External Services Fee shall be revised and shall be increased at 3% per annum.

9.4	At the end of each calendar quarter, Lifezone shall provide to KTSA an invoice specifying the Retainer Fee for the following quarter. KTSA shall pay the Retainer Fee quarterly in advance on the first business day of each calendar quarter.

9.5	KTSA shall notify Lifezone within five days after KTSA has invoiced a third party in respect of External Services and related Lifezone Expenses (where relevant). KTSA shall notify Lifezone as soon as possible after the relevant third party has paid the invoice and following such notification, Lifezone shall provide KTSA an invoice specifying the External Services Fee and related Lifezone Expenses and KTSA shall pay such invoice no later than five days following receipt of Lifezone’s invoice. KTSA shall have no liability to Lifezone for External Service Fees and/or related Lifezone Expenses until it has been paid same by the relevant third party. KTSA will use all reasonable endeavours to collect such amounts as soon as is reasonably practicable. Lifezone will have no obligation to continue to provide External Services to KTSA for a particular third party whilst an invoice for prior External Services provided remains unpaid.

9.6	KTSA shall pay to Lifezone the outstanding Internal Services Fees for the period 1 January 2020 to 30 June 2020 within 5 days of execution of this Agreement.

9.7	The Fees and Lifezone Expenses shall be paid in full in US$ in cleared funds (without deduction or set-off) to the bank account detailed below or as otherwise nominated in writing by Lifezone:

Beneficiary Bank	[***]

Swift Code	[***]

IBAN Number	[***]

For further credit to	Lifezone Limited

9.8	KTSA shall promptly reimburse Lifezone in respect of the reasonable costs of hotel, subsistence, travelling, communications and any other reasonable ancillary expenses reasonably incurred by any Lifezone Appointee or any other individual whom Lifezone engages in connection with the Services, the cost of any materials and the cost of services reasonably and properly provided by third parties and required by Lifezone for the supply of the Services (“Lifezone Expenses”), provided that Lifezone has either obtained the prior written approval of KTSA or such Lifezone Expenses which have been approved by the KTSA Board or in terms of any applicable KTSA budget specifically in respect of such Lifezone Expenses.

9.9	Without prejudice to any other right or remedy that it may have, if KTSA fails to pay Lifezone the Fee on the date upon which the Fee is due, owing and payable by KTSA to Lifezone, Lifezone may:

(a)	charge interest on such sum from the due date for payment at Libor (applicable during the relevant quarter in which payment of such due sum is outstanding) plus a margin of [***]% accruing on a daily basis until payment is made, whether before or after any judgement, and KTSA shall pay the interest immediately on demand. The said interest shall be compounded quarterly. The interest rate will be calculated on a basis of a 360 day year for actual days lapsed; and

(b)	suspend all Services until payment has been made in full.

9.10	All sums accrued but not yet payable to Lifezone under this Agreement shall become due immediately on its termination, despite any other provision. This clause 9.10 is without prejudice to any right to claim for interest under the law or any such right under this Agreement.

10.	Quality of services

10.1	Lifezone hereby warrants at the Effective Date and covenants to KTSA for the entire duration of this Agreement that:

(a)	it has the expert skill and knowledge to provide the Services;

(b)	it will perform the Services professionally, in a timely manner and with reasonable care and skill and in accordance with generally recognised commercial practices and standards;

(c)	the Services will conform with all descriptions and specifications reasonably required by any member of the KTSA Group; and

(d)	the Services will be provided in accordance with all applicable legislation, from time to time in force, and Lifezone will inform KTSA as soon it becomes aware of any changes in any such legislation and/or any breach by it of such legislation.

10.2	Lifezone hereby warrants at the Effective Date that:

(a)	it is not aware (having made all reasonable enquiries) of any fact, matter or circumstance which may hinder it from performing the Services; and

(b)	it is not aware (having made all reasonable enquiries) of any fact, matter or circumstance which is likely to result in it not being able to maintain the consents, licences, permits, registrations, approvals and other authorities required by Lifezone in order to provide the Services after the Effective Date.

10.3	Lifezone covenants to KTSA for the entire duration of this Agreement that:

(a)	it will inform KTSA should it become aware of any fact, matter or circumstance:

(i)	which may hinder it or any Lifezone Appointee from performing the Services; and/or

(ii)	relating to any breach by any Lifezone Appointee of any term of the Deed of Undertaking signed by such Lifezone Appointee;

(b)	it will inform KTSA should it become aware of any fact, matter or circumstance which is likely to result in it not being able to maintain the consents, licences, permits, registrations, approvals and other authorities required by: (i) Lifezone in order to provide the Services; and/or (ii) the operations of any member of the KTSA Group;

(c)	it will forthwith disclose to KTSA all facts and circumstances within its knowledge which would reasonably be likely to be material to: (i) any member of the KTSA Group in relation to the appointment of Lifezone and/or any Lifezone Appointee to perform the Services; and/or (ii) Kelltechnology and/or the Intellectual Property; and

(d)	it will provide the Services and to this end shall use its reasonable endeavours:

(i)	to procure that each Lifezone Appointee acts with integrity and exercises all reasonable skill, care and diligence in providing the Services;

(ii)	to protect and promote the business and interests of the KTSA

10.4	The provisions of this clause 10 shall survive any performance, acceptance or payment pursuant to this Agreement and shall extend to any substituted or remedial Services provided by Lifezone.

11.	Intellectual Property

The provisions of clause 11 (Improvements to Intellectual Property) of the KTSA Licence will apply to this Agreement, with such changes as are required by the context.

12.	Confidentiality

The provisions of clause 23 (Confidentiality) of the KellTech Licence will apply to this Agreement, with such changes as are required by the context.

13.	Limitation of liability

The maximum aggregate liability of Lifezone with respect to any and all claims under this Agreement in any consecutive twelve month period, whether in contract, tort (including negligence), for breach of statutory duty, or otherwise, shall be limited in respect of all claims (connected or unconnected) in any such consecutive twelve month period, to the equivalent of the total Fees actually paid by KTSA to Lifezone in the preceding twelve months, provided that the maximum aggregate liability of Lifezone with respect to any and all claims under this Agreement arising within the twelve month period of the Effective Date shall be limited to the aggregate of Fees paid by KellTech to Lifezone pursuant to the original agreement and/or oral arrangement.

14.	Termination

14.1	Without prejudice to any other rights or remedies which the Parties may have, either Party may terminate this Agreement without liability to the other immediately on giving notice to the other if:

(a)	the KTSA Licence is terminated for any reason;

(b)	the other Party fails to pay any amount due under this Agreement on the due date for payment and remains in default not less than 14 days after being notified in writing to make such payment other than in instances where there is a bona fide dispute between the Parties as to whether the Party claiming payment has discharged its reciprocal obligations pursuant to which such payment is to be made and the other Party withholds payment of fees relevant to such dispute pending the resolution of such dispute; or

(c)	the other Party commits a material breach of any of the material terms of this Agreement and (if such a breach is remediable) fails to remedy that breach within 30 days of that Party being notified in writing of the breach; or

(d)	the other Party suspends, or threatens to suspend, payment of its debts, is unable to pay its debts as they fall due, admits inability to pay its debts; or

(e)	the other Party commences negotiations with all, or any class of, its creditors with a view to rescheduling any of its debts, or makes a proposal for, or enters into any compromise or arrangement with, its creditors other than for the sole purpose of a scheme for a solvent amalgamation of that Party with one or more other companies, or the solvent reconstruction of that Party; or

(f)	an order is made, for or in connection with the winding up of the other Party other than for the sole purpose of a scheme for a solvent amalgamation of that Party with one or more other companies, or the solvent reconstruction of that Party; or

(g)	an administrator is appointed over the other Party; or

(h)	a floating charge holder over the material assets of the other Party has appointed an administrative receiver; or

(i)	a receiver is appointed over the material assets of the other Party; or

(j)	any event occurs with respect to the other Party in any jurisdiction to which it is subject that has an effect equivalent or similar to any of the events mentioned in clause 14.1(e) to 14.1(i) inclusive; or

(k)	the other Party suspends or ceases to carry on all or a substantial part of its business.

14.2	Without prejudice to any other rights or remedies which KTSA may have, KTSA may terminate this Agreement without liability to Lifezone immediately on giving notice to Lifezone if Lifezone ceases to own shares in KellTech.

14.3	On termination of this Agreement for any reason:

(a)	KTSA shall immediately pay to Lifezone all amounts due, owing and payable under this Agreement;

(b)	the accrued rights, remedies, obligations and liabilities of the Parties as at termination shall not be affected, including the right to claim damages in respect of any breach of the Agreement which existed at or before the date of termination; and

(c)	clauses which expressly or by implication have effect after termination shall continue in full force and effect, including the following clauses: clause 10 (Quality of services), clause 11 (Intellectual Property), clause 12 (Confidentiality), clause 13 (Limitation of liability), clause 14.3, clause 18 (Notices), clause 19 (Dispute resolution), and clause 20 (Governing law and jurisdiction).

15.	Force majeure

15.1	A Party is not liable for a failure to perform any of its obligations under this Agreement in so far as it proves:

(a)	that the failure was due to an impediment beyond its control;

(b)	that it could not reasonably be expected to have taken the impediment and its effects upon the Party’s ability to perform into account at the time of the conclusion of the contract; and

(c)	that it could not reasonably have avoided or overcome the impediment or at least its effects.

15.2	An impediment in clause 15.1 may result from events such as the following, this enumeration not being exhaustive:

(a)	war, whether declared or not, civil war, civil violence, riots and revolution, acts of piracy, acts of sabotage;

(b)	natural disasters such as violent storms, cyclones, earthquakes, tidal waves, floods, destruction by lightening;

(c)	explosions, fire, destruction of machines, of factories and of any kind of installations;

(d)	boycotts, strikes and lock-outs of all kinds, go-slow, occupation of factories and premises, and work stoppages;

(e)	acts of authority, whether lawful or unlawful, apart from acts for which the Party seeking relief has assumed the risk by virtue of any other provisions of this Agreement; and apart from the matters mentioned in clause 15.3.

15.3	For the purposes of clause 15.1 “impediment” does not include lack of authorisations, of licenses, or permits or of approvals necessary for the performance of the licence.

15.4	Relief from liability for non-performance by reason of the provisions of clause 15 shall commence on the date upon which the Party seeking relief gives notice of the impediment relied upon and shall terminate upon the date upon which such impediment ceases to exist; provided that if such impediment continues for a period of more than 6 (six) months either Party shall be entitled to terminate this Agreement by written notice to the other Party.

16.	General

16.1	No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties.

16.2	A waiver of any right or remedy under this Agreement is only effective if given in writing and shall not be deemed a waiver of any subsequent breach or default. A failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by law shall preclude or restrict the further exercise of any such right or remedy.

16.3	If any court or competent authority finds that any provision of this Agreement (or part of any provision) is invalid, illegal or unenforceable, that provision or partprovision shall, to the extent required, be deemed to be deleted, and the validity and enforceability of the other provisions of this Agreement shall not be affected.

16.4	This Agreement constitutes the entire agreement between the Parties in relation to its subject matter and supersedes and extinguishes all previous drafts, arrangements, understandings or agreements between them, whether written or oral, relating to the subject matter of this Agreement.

16.5	Each Party acknowledges that, in entering into this Agreement, it does not rely on, and shall have no remedies in respect of, any representation or warranty (whether made innocently or negligently) that is not set out in this Agreement. Each Party agrees that its only liability in respect of those representations and warranties that are set out in this Agreement (whether made innocently or negligently) shall be for breach of contract

16.6	Nothing in this clause shall limit or exclude any liability for fraud.

16.7	Neither Party shall, without the prior written consent of the other, assign, transfer, charge, mortgage, subcontract or deal in any other manner with all or any of its rights or obligations under this Agreement.

16.8	Nothing in this Agreement is intended to, or shall operate to, create a partnership between the Parties, or to authorise either Party to act as agent for the other, and neither Party shall have authority to act in the name or on behalf of or otherwise to bind the other in any way (including the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power).

17.	Rights of third parties

A person who is not a Party to this Agreement shall not have any rights under or in connection with it.

18.	Notices

18.1	A notice or communication given to a Party under or in connection with this Agreement:

(a)	shall be in writing;

(b)	shall be signed by or on behalf of the Party giving it;

(c)	shall be sent for the attention of the person, at the address or fax number specified in this clause (or to such other address, fax number or person as that Party may notify to the other, in accordance with the provisions of this clause); and

(d)	shall be:

(i)	delivered personally;

(ii)	sent by commercial courier;

(iii)	sent by fax; or

(iv)	sent by pre-paid first-class post or recorded delivery.

18.2	The addresses for service of a notice are as follows:

(a)	Lifezone:

(i)	Physical:	[***]

(ii)	Postal:	[***]

(iii)	Tel:	[***]

(iv)	Fax:	[***]

(v)	Attention:	[***]

(vi)	With a copy to:	[***]

(vii)	And to:	[***]

(b)	KTSA

(i)	Physical:	[***]

(ii)	Postal:	[***]

(iii)	Fax:	[***]

(iv)	for the attention of:	[***]

18.3	If a notice or other communication has been properly sent or delivered in accordance with this clause, it will be deemed to have been received as follows:

(a)	if delivered personally, at the time of delivery; or

(b)	if delivered by commercial courier, at the time of signature of the courier’s receipt; or

(c)	if sent by fax, at the time of transmission; or

(d)	if sent by pre-paid first-class post or recorded delivery, at 9.00 am on the second day after posting.

18.4	For the purposes of this clause:

(a)	all times are to be read as local time in the place of deemed receipt; and

(b)	if deemed receipt under this clause is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), the notice or other communication is deemed to have been received when business next starts in the place of receipt.

19.	Dispute resolution

19.1	Amicable Settlement

If any dispute arises between the Parties, they shall use all reasonable endeavours to resolve the matter amicably and in good faith. If one Party gives the other Party notice that a dispute has arisen and the Parties are unable to resolve such dispute within 30 (thirty) days of service of such notice, then such dispute shall be referred to the respective chairmen or chief executives or other nominated senior representative of the Parties. No Party shall resort to arbitration against the other Party under this Agreement until at least 30 (thirty) days after such referral. This shall not affect a Party’s right to seek interim relief.

19.2	Arbitration

(a)	Unless provided for to the contrary in this Agreement, a dispute which arises in regard to:

(i)	the interpretation of;

(ii)	the carrying into effect of;

(iii)	any of the Parties’ rights and obligations arising from;

(iv)	the termination or purported termination of or arising from the termination of; or

(v)	the rectification or proposed rectification of this Agreement, or out of or pursuant to this Agreement or on any matter which in terms of this Agreement requires agreement by the Parties, (other than where an interdict is sought or urgent relief may be obtained from a court of competent jurisdiction), and which is not resolved in accordance with clause 19.1, shall be submitted to and decided by arbitration under the rules of the London Court of International Arbitration (the “LCIA Rules”) and such rules are deemed to be incorporated by reference into this clause.

(b)	The seat and place of arbitration shall be in the Republic of South Africa with only the Parties and their representatives present thereat.

(c)	The Parties shall use their reasonable endeavours to procure the expeditious completion of the arbitration.

(d)	Save as expressly provided in this Agreement to the contrary, the arbitration shall be subject to the arbitration legislation for the time being in force in the Republic of South Africa.

(e)	There shall be one arbitrator who shall, if the question in issue is:

(i)	primarily a legal matter, a practising senior counsel or, alternatively, a practising attorney of not less than 15 (fifteen) years’ experience as an attorney; or

(ii)	any other matter, a suitably qualified person.

(f)	The appointment of the arbitrator shall be agreed upon by the Parties in writing or, failing agreement by the Parties within 10 (ten) Business Days after the arbitration has been demanded, at the request of any of the Parties shall be nominated by the LCIA Court in accordance with the LCIA Rules.

(g)	The Parties shall keep the evidence in the arbitration proceedings and any order made by any arbitrator confidential unless otherwise contemplated herein.

(h)	The arbitrator shall be obliged to give his award in writing fully supported by reasons.

(i)	The provisions of this clause are severable from the rest of this Agreement and shall remain in effect even if this Agreement is terminated for any reason.

(j)	The arbitrator shall have the power to give default judgment if any Party fails to make submissions on due date and/or fails to appear at the arbitration, which judgment the arbitrator shall be entitled to rescind on good cause shown in terms of the legal principles applicable to rescission of judgments.

20.	Governing law and jurisdiction

20.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims), shall be governed by, and construed in accordance with, the law of the Republic of South Africa.

20.2	Notwithstanding anything to the contrary contained in clause 19, either Party shall be entitled to apply for any interdict (or any other matter that cannot be resolved pursuant to clause 19) to be heard by any competent court having jurisdiction. In this regard, the Parties submit to the non-exclusive jurisdiction of the courts of the Republic of South Africa.

This Agreement has been entered into on the date stated at the beginning of it.

FOR	LIFEZONE LIMITED
Signature:	[***]
who warrants that he / she is duly authorised thereto
Name:	[***]
Date:	5 June 2020
Place:	[***]

FOR	KELLTECHNOLOGY SOUTH AFRICA (RF) PROPRIETARY LIMITED

Signature:
who warrants that he / she is duly authorised thereto
Name:
Date:
Place:

Schedule 1 Form of Lifezone Appointee Undertakings

[***]

First Addendum to the Agreement

between

Lifezone Limited

(Company No. 019369V)

and

Kelltechnology South Africa (RF) Proprietary Limited

(Registration No. 2008/026628/07)

White & Case LLP
Katherine Towers, 1st Floor
1 Park Lane, Wierda Valley
Sandton, Johannesburg, 2196
Republic of South Africa

(i)

Whereby it is agreed as follows:

1.	Introduction

1.1	The parties (the “Parties”) to this addendum (this “Addendum”) entered into the Lifezone/ KTSA Supply of Technical Services Agreement on or about 10 June 2020 (the “Agreement”), and wish to amend the Agreement on the basis set out herein.

1.2	All defined terms used but not defined in this Addendum shall, unless the context otherwise requires, bear the same meaning ascribed to them in the Agreement.

2.	Amendments

With effect from the date on which this Addendum is signed by the Parties (the “Signature Date”), the Agreement is hereby amended by:

2.1	deleting clause 9.1 of the Agreement in its entirety and replacing it with the following clause 9.1:

“9.1	With effect from 1 January 2021, in consideration of the provision of the Internal Services by Lifezone, KTSA shall pay Lifezone a fixed fee of US$[***]per calendar month (exclusive of VAT, if applicable) (“Retainer Fee”) in respect of the Services rendered by Lifezone contemplated in clause 6.1 of the Agreement. For the avoidance of doubt, KTSA shall only ever be liable to Lifezone in any calendar month for an amount of US$[***] (exclusive of VAT, if applicable) plus any amount payable for the External Services as contemplated in clause 9.2. Notwithstanding the aforesaid, by no later than 2 weeks prior to the commencement of a quarter, the Parties shall meet to discuss the potential impact of COVID-19 on SPM’s mining operations. At such meeting, the Parties shall use their commercially reasonable endeavours to agree on an appropriate amendment (if any) to the Retainer Fee which shall be applicable for the following quarter. Should the Parties fail to reach agreement prior to the commencement of the following quarter (or such later date as agreed between the Parties in writing), then for the duration of the following quarter:

(a)	Lifezone will not be obliged to provide the Services to KTSA;

(b)	KTSA will not be obliged to pay Lifezone any amounts under this Agreement other than amounts which became due, owing and payable under this Agreement prior to the commencement of such quarter; and neither Party shall be liable for a failure to perform any of its obligations under this Agreement.

2.2	inserting a new clause 9.1A which provides as follows:

“9.1A	Notwithstanding the aforegoing, it is hereby recorded that, from the period commencing 1 January 2021 up to and including the Signature Date (the “Credit Period”), Lifezone has received, quarterly in advance, a monthly fee of US$[***] in respect of the Services rendered during the aforementioned period. Accordingly, the Parties record and agree that an aggregate amount of US$[***] for each month falling within the Credit Period (“Credit Amount”) shall be credited in favour of KTSA and set-off against the Retainer Fees payable after the Signature Date until the entire Credit Amount has been exhausted. For the avoidance of doubt, KTSA’s obligation to pay any Retainer Fees after the Signature Date shall be discharged until the entire Credit Amount has been exhausted.”.

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2.3	inserting a new clause 9.9A which provides as follows:

“9.9A Changes to Calculations of Interest

9.9A. 1 Discontinuation of Libor

Notwithstanding anything to the contrary contained herein, if Libor:

9.9A.1.1 ceases to exist;

9.9A. 1.2 is discontinued or ceases to be published, permanently or indefinitely; or

9.9A. 1.3 will be prohibited from being used or its use will be subject to restrictions or adverse consequences,

then all references to Libor in this Agreement will be deemed to be references to the Successor Rate, and if there is no Successor Rate, will be deemed to be references to the Alternative Rate.

9A.2 For this purpose:

i.	“Alternative Rate” means an interest rate agreed between the Parties, provided that if the Parties cannot so agree, then the most suitable interest rate will be determined by independent bankers, acting reasonably. Such independent bankers will be agreed to by the Parties, and failing agreement will be appointed by the auditors of KTSA. The independent bankers shall act as an expert and not as an arbitrator.

ii.	“Relevant Nominating Body” means:

a.	the New York Federal Reserve, or any central bank or other supervisory authority which is responsible for supervising the administration of Libor; or

b.	any working group or committee sponsored by, chaired or co-chaired by or constituted at the request of (A) the central bankfor the currency to which Libor relates, (B) any central bank or other supervisory authority which is responsible for supervising the administration of Libor, or (C) a group of the aforementioned central banks or other supervisory authorities.

iii.	“Successor Rate” means a successor to or replacement of Libor which is formally recommended by any Relevant Nominating Body, which at the date of this Agreement is the Secured Overnight Financing Rate (SOFR) published by the Federal Reserve Bank of New York daily at 8am (New York time). “

3.	Continuation of the Agreement

Save as specifically contemplated in this Addendum, the Agreement shall continue to be of force and effect on the basis of its original terms and conditions.

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4.	Whole Agreement, No Amendment

4.1	This Addendum constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes any other discussions, agreements and/or understandings regarding the subject matter hereof.

4.2	No amendment or consensual cancellation of this Addendum or any provision or term hereof or of any agreement or other document issued or executed pursuant to or in terms of this Addendum and no settlement of any disputes arising under this Addendum and no extension of time, waiver, relaxation or suspension of or agreement not to enforce or to suspend or postpone the enforcement of any of the provisions or terms of this Addendum or of any agreement or other document issued pursuant to or in terms of this Addendum shall be binding unless recorded in a written document signed by the Parties (or in the case of an extension of time, waiver, relaxation or suspension, signed by the Party granting such extension, waiver, relaxation or suspension). Any such extension, waiver, relaxation or suspension which is so given or made shall be strictly construed as relating strictly to the matter in respect whereof it was made or given.

4.3	No oral undertaking not to sue (pactum de non petendo) shall be of any force or effect.

4.4	No extension of time or waiver or relaxation of any of the provisions or terms of this Addendum or any agreement or other document issued or executed pursuant to or in terms of this Addendum, shall operate as an estoppel against any Party in respect of its rights under this Addendum, nor shall it operate so as to preclude such Party thereafter from exercising its rights strictly in accordance with this Addendum.

4.5	To the extent permissible by law no Party shall be bound by any express or implied term, representation, warranty, promise or the like not recorded herein, whether it induced the contract and/or whether it was negligent or not.

4.6	This Addendum shall be governed by and interpreted in accordance with the substantive laws of the Republic of South Africa.

5.	Execution in Counterparts

This Addendum may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement as at the date of signature of the Party that signs its counterpart last in time.

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Signed by the Parties on the following dates and at the following places respectively:

For Lifezone Limited

/s/ [***]
Signature
(who warrants that he/she is duly authorised thereto)

Name:	[***]
Date:	3 December 2021
Place:	[***]

For Kelltechnology South Africa (RF)
Proprietary Limited

/s/ Erich Clarke
Signature
(who warrants that he/she is duly authorised thereto)

Name:	Erich Clarke
Date:	2 December 2021
Place:	[***]

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